EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made as of August 2, 2006, by and among MAVERICK OIL AND GAS, INC., a Nevada corporation (the "Employer"), and JAMES A. WATT, an individual resident in the State of Texas (the "Executive").

RECITALS

WHEREAS, the Employer considers it essential and in the best interests of its stockholders to foster the employment of key management personnel and desires to engage the services of the Executive on the terms and conditions hereinafter set forth; and

WHEREAS, Executive desires to render services to the Employer on the terms and conditions provided in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

The parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Agreement" means this Employment Agreement, as amended from time to time.

"Basic Compensation" shall include all items of Base Salary and bonus compensation and benefits provided for in Section 3.1 of this Agreement.

"Benefits" is defined in Section 3.1(c).

"Board of Directors" means the board of directors of the Employer.

"Change of Control" shall be deemed to have occurred if (A) any "Person" (as the term "Person" is used in §13(d) and §14(d) of the Securities Exchange Act of 1934, and including such Person’s affiliates, but excluding the Executive and any holder of the Employer's secured convertible debentures) who does not on the Effective Date have beneficial ownership of voting securities of the Company , becomes, after the date hereof, the beneficial owner, directly or indirectly, of securities of the Employer representing 50% or more of the combined voting power of the Employer's then outstanding securities, other than securities acquired in a private or public offering of shares approved by the Employer’s Board of Directors; (B) there occurs a sale, exchange, transfer or other disposition of all or substantially all of the assets of the Employer to another Person or entity, except to an entity controlled directly or indirectly by the Employer (it being understood that the interests of the Employer and its subsidiaries in the Barnett Shale area do not constitute substantially all of the assets of the Employer); or (C) there occurs a merger, consolidation or other reorganization of the Employer in which the Employer is not the surviving entity and in which the historic shareholders of the Employer continue to own less than 50% of the outstanding securities of the surviving entity immediately following the transaction, or a plan of liquidation or dissolution of the Employer other than pursuant to bankruptcy or insolvency laws is adopted. Notwithstanding the foregoing, a "change of control" shall not be deemed to have occurred for purposes of this Agreement (i) in the event of a sale, exchange, transfer or other disposition of substantially all of the assets of the Employer to, or a merger, consolidation or other reorganization involving the Employer and the Executive, alone or with other officers of the Employer, or any entity of which the Executive (alone or with other officers) beneficially owns, directly or indirectly, at least 25% of the outstanding equity interests; or (ii) in a transaction otherwise commonly referred to as a "management leveraged buy-out". For the purposes of this definition, the beneficial ownership of securities will be determined using the principles set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

"Code" means the Internal Revenue Code of 1986, as amended.

"Disability" shall mean once the Executive is unable to perform the essential functions of the Executive's duties with reasonable accommodation for 120 consecutive days, or 120 days during any twelve-month period. The disability of the Executive will be determined by a medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by notice to the other. If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will attempt to make a determination of disability. If they cannot agree, they will select a third medical doctor who will determine whether the Executive has a disability. The determination of the third medical doctor selected under this provision will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this provision, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this provision.

"Effective Date" means August 2, 2006.

"Employment Period" means the term of the Executive's employment under this Agreement as defined in Section 2.2.

"For Cause" shall mean: (a) the Executive's material breach of this Agreement; (b) a judicial finding in a civil context, or a conviction or entry of a guilty plea or plea of no contest in a criminal context, with respect to theft, fraud, or misappropriation (or attempted misappropriation) by Executive of any of the Employer's funds or property; (c) controlled substance abuse, drug addiction or alcoholism which interferes with or materially affects the Executive’s job performance; (d) gross negligence or wanton misconduct which materially affects the Employer; (e) any violation of any express written directions or any reasonable written rule or regulation established by the Employer’s Board of Directors from time to time regarding the conduct of its business, (f) a conviction or entry of a guilty plea or plea of no contest with respect to a felony or other crime involving moral turpitude for which imprisonment is a possible punishment; provided, however, that in order to terminate the Executive For Cause, the Employer must, in the case of a For Cause event or events that is or are capable of being cured by the Executive, first provide the Executive with written notice of the particular For Cause event or events, and provide the Executive with fifteen (15) days in which to cure such For Cause event or events.

"Good Reason" shall mean, unless the Executive shall have consented thereto, any of the following: (i) a material reduction in the Executive's title, duties, responsibilities or status which are inconsistent with the Executive’s position with the Employer; (ii) the assignment to the Executive of duties inconsistent with the duties normally assigned to Persons in offices of similar position to that of the Executive at companies of comparable size to the Employer; (iii) a requirement that the Executive relocate outside the metropolitan Dallas area (defined as the 50 mile radius surrounding the Company’s current Addison, Texas location); (iv) the breach by the Employer of any obligation under this Agreement after notice and a thirty day right to cure; or (v) the Employer, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors, (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, or (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official in the context of a bankruptcy filing.

"Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

2.	EMPLOYMENT TERMS AND DUTIES
	2.1	EMPLOYMENT

The Employer agrees to, and hereby does, employ the Executive for the term of this Agreement upon the terms and conditions set forth in this Agreement.

2.2	TERM

Subject to the provisions of Section 6, the Employment Period for the Executive's employment under this Agreement will be five (5) years, beginning on the Effective Date, and shall be automatically renewed for consecutive one-year renewal terms thereafter, unless, not less than sixty (60) days prior to the end of the original term or any renewal term, either party gives the other party written notice of the non-renewal of the Employment Period, which non-renewal shall not be considered a termination of Executive's employment for purposes of Section 6 of this Agreement.

2.3	DUTIES

The Executive will serve as the Chairman and Chief Executive Officer of the Employer and perform such duties as are commensurate with such positions. In the performance of his duties, the Executive shall comply with the policies, and be subject to the reasonable direction, of the Board of Directors of the Employer. The Executive agrees to perform in good faith and to the best of his ability all services which may be required of him hereunder and will devote such efforts and business time, skill, attention and energies as are reasonably necessary to perform his duties and responsibilities under this Agreement and to promote the success of the Employer's business. The Executive shall be employed on a full-time basis by the Employer and shall be located at the Employer's office within the metropolitan Dallas area. Subject to the provisions of Section 9 of this Agreement, the Executive may continue to engage in the following activities: (a) attending board of directors' or like meetings of other companies in which the Executive or an affiliate has invested or in which the Executive has been elected to serve, and (b) managing his personal investments, provided that such activities set forth in (a) and (b) (individually or collectively) do not materially and adversely interfere or conflict with the performance of the Executive's duties or responsibilities under this Agreement.

3.	COMPENSATION
	3.1	BASIC COMPENSATION

(a) Base Salary. The Executive will be paid an annual base salary of $250,000, subject to tax withholdings and adjustment as provided below (the "Base Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly. The Executive's Base Salary will be reviewed by the Employer's Board of Directors not less frequently than annually, and may be adjusted upward or downward by the Employer, but in no event will the Base Salary be less than $250,000 per year. The Executive’s Base Salary will be reviewed at the end of his first year of service and subject to increase to that level which the Compensation Committee of the Employer’s Board of Directors determines, in its discretion, is the approximate median of salaries payable to similarly situated chief executive officers of a meaningful statistical sampling of comparable companies within the Employer’s industry peer group.

(b)       Bonus. At the discretion of the Employer's Board of Directors, the Executive shall be eligible to participate in an annual incentive plan that may be in effect from time-to-time which will provide an incentive payment based upon achievement of performance goals determined by the Compensation Committee of the Employer, to be measured against a target incentive (the “Target Incentive”), expressed as a percentage of Base Salary, to initially set at between 0-200% of Base Salary, with the achievement of all performance goals to entitle the Executive to a Target Incentive of 100% of Base Salary.

(c)        Benefits.           The Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, bonus (subject to the provisions of Section 3.1(b)), life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the "Benefits"). The Executive shall also be entitled to such other fringe benefits as are now or may become available to any of the Employer's other executive officers.

3.2	OPTIONS AND RESTRICTED STOCK.

(a)        The Employer agrees to grant to the Executive options to purchase 7,500,000 shares of its common stock at an exercise price of $.75 per share (the " Options"). The Options shall be granted under and subject to the Employer's 2005 Stock Incentive Plan (the “Plan”) and shall be subject to the terms of a Stock Option Agreement to be executed by the parties under the Plan. Subject to the terms of a Stock Option Agreement to be executed by the parties under the Plan, the Executive’s right to exercise the Options shall generally vest in five equal annual increments commencing on the first anniversary of the Effective Date, provided that the Executive remains continuously employed by the Employer through such vesting dates. In the event, however, of Executive’s termination by Employer as a result of Death, Disability, or other than For Cause, or Executive’s termination for Good Reason, the Options shall vest in sixty (60) equal monthly increments commencing on the Effective Date.

(b)        The Employer hereby also agrees to grant to the Executive 1,000,000 shares of restricted common stock under the Plan (the “Restricted Shares”) which shall be subject to the terms of a Restricted Stock Agreement to be executed by the parties under the Plan. Subject to the terms of a Restricted Stock Agreement to be executed by the parties under the Plan, the Executive shall vest in the Restricted Shares in five equal annual increments commencing on the first annual anniversary of the Effective Date, provided that the Executive remains continuously employed by the Employer through such vesting dates. In the event, however, of Executive’s termination by Employer as a result of Death, Disability, or other than For Cause, or Executive’s termination for Good Reason, the Restricted Shares shall vest in sixty (60) equal monthly increments commencing on the Effective Date.

(c) The Employer has advised the Executive, and the Executive acknowledges that the Employer does not presently have sufficient shares authorized under its Articles of Incorporation, nor does it have sufficient shares available for issuance under the Plan to cover the issuance of the Restricted Shares and the Options. Accordingly, the Executive agrees to permit the Employer such time as is sufficient to amend its Articles of Incorporation and amend its Plan in amounts sufficient to cover the issuance of the Options and the Restricted Shares; with the understanding, however, that no delay in granting such Restricted Shares and/or Options shall effect the exercise price or other material terms of the Restricted Shares and Options. The Executive acknowledges that the delay in the issuance of the Options and Restricted Shares may adversely affect the tax treatment of such Options and Restricted Shares to him.

4.	EXPENSE REIMBURSEMENT

The Employer will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive in the performance of the Executive's duties pursuant to this Agreement, including, without limitation, reasonable expenses incurred by the Executive in attending business meetings and for promotional expenses, dues in such trade and professional organizations as the Executive deems appropriate, toll tag fees, annual dues associated with membership in airport lounges, and cell phone fees. Any individual expenses (or those aggregated for a single business trip) greater than $10,000 must be approved by either the Employer's Chief Financial Officer or the Employer's Compensation Committee (or if the Employer has no Compensation Committee, its Board of Directors). The Executive must file expense reports with respect to such expenses in accordance with the Employer's policies.

5.	VACATIONS AND HOLIDAYS

The Executive will be entitled to four (4) weeks' paid vacation each calendar year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time. The Executive will also be entitled to the paid holidays and other paid leave set forth in the Employer's policies. Vacation days during any calendar year that are not used by the Executive during such calendar year may be used in any subsequent calendar year; provided, however, that no more than six (6) weeks' paid vacation may be accrued or carried forward.

6.	TERMINATION
	6.1	EVENTS OF TERMINATION

(a)        The Executive's employment may be terminated by the Employer on the following grounds:

(i)	upon the death of the Executive;

(ii)           upon the disability of the Executive immediately upon notice from either party to the other;

(iii)          For Cause (following the expiration of any applicable notice period); and

	(iv)	at the discretion of the Employer, other than For Cause.
(b)	The Executive may terminate his employment on the following grounds:

(i)            without Good Reason, provided that the Executive gives the Employer at least thirty (30) days prior written notice of his termination of employment; or

(ii)           for Good Reason (following the expiration of any applicable notice period).

6.2	TERMINATION PAY

Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) the compensation provided in this Section 6.2:

(a)        Termination by the Employer For Cause or Termination by the Executive Without Good Reason. If the Employer terminates this Agreement For Cause or the Executive resigns or terminates his employment for other than Good Reason, the Executive will be entitled to receive his then effective Base Salary only through the date such termination is effective, but will not be entitled to any accrued bonus compensation for the calendar year during which such termination occurs.

(b)        Termination upon Disability. If this Agreement is terminated by the Employer as a result of the Executive's Disability, the Employer will pay the Executive his then effective Base Salary for the twelve (12) month period following such termination (with no obligation to pay any bonus or accrued bonus); provided that the proceeds of any disability insurance secured on behalf of the Executive by the Employer shall be applied towards, and credited against, the Employer’s obligation to continue paying the Executive’s Base Salary as set forth above. If this Agreement is terminated as a result of the Executive's Disability, the Executive shall fully vest at the time of such termination in and to that number of Options and Restricted Shares as if the Executive had remained employed by the Employer for a period of one year following his Disability and the Executive shall have the full term of such Options in which to exercise any or all of them, notwithstanding any provision to the contrary contained in any such Option or any Restricted Stock Agreement.

(c)        Termination upon Death. If this Agreement is terminated because of the Executive's death, the Employer will pay the Executive’s estate his then effective Base Salary through the end of the twelve month period following his death (with no obligation to pay any bonus or accrued bonus); provided that the proceeds of any life insurance secured on behalf of the Executive by the Employer shall be applied towards, and credited against, the Employer’s obligation to continue paying the Executive’s Base Salary as set forth above. If this Agreement is terminated as a result of the Executive's death, the Executive shall fully vest at the time of such termination in and to that number of Options and Restricted Shares as if the Executive had

remained employed by the Employer for a period of one year following his death and the Executive shall have the full term of such Options in which to exercise any or all of them, notwithstanding any provision to the contrary contained in any such Option or any Restricted Stock Agreement.

(d)        Termination by the Executive For Good Reason or Termination by the Employer Without Cause Prior to a Change of Control. If prior to a Change of Control this Agreement is terminated by the Executive for Good Reason, or if this Agreement is terminated by the Employer other than For Cause, then (i) within ten (10) days of such termination, the Employer shall pay to the Executive in cash a lump sum severance payment (subject to applicable tax withholdings) the Executive’s then current Base Salary; plus the amount of the annual bonus the Executive received, or was entitled to receive, for the immediately preceding year pursuant to the provisions of Section 3.1(b) of this Agreement (ii) if the termination occurs within the Executive’s first year of employment, the Executive shall fully vest at the time of such termination in and to that number of Options and Restricted Shares as if the Executive had remained employed by the Employer for a period of one year following such termination; (iii) if the termination occurs after the Executive’s first year of employment, the Executive shall fully vest at the time of such termination in and to that number of Options and Restricted Shares as if the Executive had remained employed by the Employer for a period of two years following such termination; and (iv) the Executive shall have the full term of such Options in which to exercise any or all of them, notwithstanding any provision to the contrary contained in any such Option or any Restricted Stock Agreement.

(e)       Termination by the Executive For Good Reason or Termination by the Employer Without Cause Following a Change of Control. If within six (6) months following a Change of Control this Agreement is terminated by the Executive for Good Reason or by the Employer other than For Cause, then the Employer shall within ten (10) days after the date of termination pay to the Executive in cash an amount equal to 2.99 times the sum of (i) the Executive's then current Base Salary plus (ii) the amount of the annual bonus the Executive received, or was entitled to receive, for the immediately preceding year pursuant to the provisions of Section 3.1(b) of this Agreement. Also, for one (1) year following the date of termination, the Employer shall continue to provide the Executive with all fringe benefits or the economic equivalent thereof he was receiving as of the date of termination, as if he were actually employed for such one (1) year period. Moreover, any Options and Restricted Shares held by the Executive which were not fully vested on the date of the Executive's termination pursuant to this Section 6(e) shall vest and immediately become fully exercisable by the Executive upon the date of termination, and the Executive shall have the full term of such Options in which to exercise any or all of them, notwithstanding any provision to the contrary contained in any such Option or any Restricted Stock Agreement..

7.	CHARACTER OF TERMINATION PAYMENTS; MITIGATION

The amounts payable to the Executive upon any termination of this Agreement shall be considered severance pay in consideration of past services rendered on behalf of the Employer and his continued service from the Effective Date to the date he becomes entitled to such payments. The Executive shall have no duty to mitigate his damages by seeking other employment and, should the Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such other compensation.

8.	NON-DISCLOSURE COVENANT

The Employer and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and valuable and that, as a result of the Executive's employment, the Executive will be in a relationship of confidence and trust with the Employer and will come into possession of "Confidential Information" (i) owned or controlled by the Employer and its subsidiaries and affiliates; (ii) in the possession of the Employer and its subsidiaries and affiliates and belonging to third parties; or (iii) conceived, originated, discovered or developed, in whole or in part, by the Executive. As used herein "Confidential Information" means trade secrets and other confidential or proprietary business, technical, personnel or financial information of the Employer, whether or not the Executive's work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, drawings, diagrams, models, consumer names, ID's or e-mail addresses, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes that are not readily available to the public, even it is not specifically marked as a trade secret or confidential, unless the Employer advises the Executive otherwise in writing or unless the information has been shared by the Employer with entities not bound by an obligation of confidentiality to the Employer.. In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive agrees not to directly or indirectly use or disclose to anyone, either during the Employment Period or after the termination of this Agreement, except in the performance of his duties of his employment with the Employer or with the Employer's prior written consent, any Confidential Information of the Employer. This non-disclosure covenant does not apply to information that is disclosed or becomes public through another source that is not bound by a an obligation of confidentiality to the Employer; which the Executive is required to disclose pursuant to court order, subpoena or applicable law (provided that the Executive will use reasonable efforts to provide the Employer with prompt notice of any such requests or requirement so that the Employer may seek an appropriate protective order); or which is disclosed in any proceeding to enforce or interpret this Agreement. The Executive agrees that in the event of the termination of the Executive's employment for any reason, the Executive will deliver to the Employer, upon request, all property belonging to the Employer, including all documents and materials of any nature pertaining to the Executive's work with the Employer and will not take with him any documents or materials of any description, or any reproduction thereof of any description, containing or pertaining to any Confidential Information.

9.	NON-COMPETITION

During the term of this Agreement (the “Non-Compete Period”), the Executive agrees that he shall not work for or be interested in any business engaged in the exploration, development, and/or production of oil and/or gas in the general geographic area in which the

Employer conducts, or intends to conduct, any such operations. In the event the Executive's employment is terminated by the Employer For Cause or the Executive terminates his employment for other than Good Reason, the Non-Compete Period shall be extended until the earlier of (i) one year after the date of such termination; and (ii) the then scheduled expiration of the term of the Agreement. In the event the Executive is terminated in a manner in which his Basic Salary is continued, or he is paid a lump-sum, which, for this purpose shall be deemed to be a salary continuation for the period represented by the amount that the lump sum would have represented as though Executive’s employment had continued, the Non-Compete Period shall be extended through the period of such continued compensation or deemed continued compensation. For the further purposes of this Agreement, the term "work for or be interested in any business" means that the Executive is a stockholder, director, officer, employee, partner, individual proprietor, lender or consultant with that business, but not if his interest is limited solely to the passive ownership of five percent (5%) or less of any class of the equity or debt securities of a corporation whose shares are listed for trading on a national securities exchange or traded in the over-the-counter market. In the event that any part of this Section 9 is adjudged invalid or unenforceable by any court of record, board of arbitration or judicial or quasi judicial entity having jurisdiction thereof by reason of length of time, geographical coverage, activities covered, or for any other reason, then the invalid or unenforceable provisions of this covenant shall be deemed reformed and amended to the maximum extent permissible under applicable law and shall be enforced and enforceable as so amended in accordance with the intention of the parties as expressed herein.

10.	GENERAL PROVISIONS
	10.1	INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of any provision of Sections 8 and 9 of this Agreement would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provisions of Sections 8 and 9 of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

10.2	WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

10.3	NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Employer:	Maverick Oil and Gas, Inc.

16415 Addison Road, Suite 850

Addison, Texas 75001

Telephone No.:	(214) 239-4333
Facsimile No.:	(214) 239-4334

with a copy to:	Stephen M. Cohen, Esquire
C/O Maverick Oil and Gas, Inc.
16415 Addison Road, Suite 850
Addison, Texas 75001

If to the Executive:	James A. Watt

4400 Belfort Place

Dallas, Texas 75205

Telephone No.:	_____________
Facsimile No.:	_____________

10.4	ENTIRE AGREEMENT; AMENDMENTS

This Agreement and the documents referenced herein, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

10.5	GOVERNING LAW

This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

10.6	JURISDICTION

Subject to the provisions of Section 10.7, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the federal and state courts located in Dallas, Texasand each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

10.7	ARBITRATION, OTHER DISPUTES.

In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in Dallas, Texas in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. All administration fees and arbitration fees shall be paid solely by the Employer. Notwithstanding the above, the Employer shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction with respect to any violation of section 8 or 9 hereof. The prevailing party may recover attorneys’ fees in any dispute or controversy arising under or in connection with this Agreement

10.8	ASSIGNABILITY, BINDING NATURE

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

10.9	SURVIVAL

The respective rights and obligations of the parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

10.10	PRIOR AGREEMENTS

The Executive represents and warrants to the Employer that his execution and performance of this Agreement shall not constitute a breach of any contract, agreement or understanding, whether oral or written, to which he is a party or by which he is bound.

10.11	ACKNOWLEDGMENT

The Executive hereby acknowledges and certifies that he has read the terms of this Agreement, that he has been informed by the Employer that he should discuss it with an attorney of his choice, and that he understands its terms and effects. The Executive further acknowledges that based on his training and experience, he has the capacity to earn a livelihood by performing services as an employee or otherwise in a business that does not violate the provisions of Section 8 or 9. The Employer acknowledges that the terms of this Agreement have been reviewed and approved by its Board of Directors.

10.12	SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

10.13	SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.14	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement (and all other agreements, documents, instruments and certificates executed and/or delivered in connection herewith) may be executed by facsimile signatures, each of which shall be deemed an original copy of this Agreement (or other such agreement, document, instrument and certificate).

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

EMPLOYER: MAVERICK OIL AND GAS, INC. By: /s/ John Ruddy Authorized Executive Officer

EMPLOYEE: /s/ James A. Watt James A. Watt